Exhibit 99.1

FOR IMMEDIATE RELEASE

Riverview Financial Corporation Reports First Quarter 2016 Results

HARRISBURG PA (Marketwired), April 21, 2016 – Riverview Financial Corporation (OTCQX: RIVE) (the “Company”) reported net income of $753,000, or $0.23 per diluted share, for the quarter ending March 31, 2016, compared with net income of $374,000, or $0.14 per diluted share, for the same quarter, last year.

Riverview Financial Corporation (the “Company”) is the financial holding company of Riverview Bank, which operates 17 retail banking offices and provides wealth management services in many Central Pennsylvania markets.

On December 31, 2015, the Company completed the acquisition of Citizens National Bank of Meyersdale, which added $91.6 million to assets, $57.9 million to loans, and $74.4 million to deposits.

First Quarter Highlights

•	Asset quality remained strong. As of March 31, 2016, non-performing assets were only 0.59% of total assets, compared with 0.80% as of March 31, 2015.

•	The tax equivalent net interest margin was steady at 3.80% for the March 2016 quarter compared with the year-earlier first quarter despite the flattening yield curve.

•	On a sequential quarter basis, tangible book value increased $0.23 per share to $11.47 per share due to strong earnings for the first quarter of 2016.

•	The Company paid a quarterly cash dividend of $0.1375 per share on March 31, 2016.

Kirk D. Fox, CEO of Riverview commented, “We are pleased with our results for the first quarter and the closing of the Citizens acquisition on December 31, 2015. Our entire team is enthused by the initial progress of combining Citizens’ business with ours. We look forward to expanding our commitment to fulfilling the financial needs of customers and communities in our central Pennsylvania footprint.”

President Brett D. Fulk added, “Our first quarter 2016 results were extremely positive despite the flattening yield curve. The significant improvement demonstrated through first quarter 2016 operating results when compared to same period last year reflects not only the impact of the CNB acquisition, but also the effects of previously disclosed strategic efficiency initiatives completed during 2015. Additionally, we are well pleased with our strong asset quality and capital levels.”

Income Statement Summary

Net interest income for the three months ending March 31, 2016 was $4.5 million, which represented an $817,000, or 22.0%, increase compared with the three months ending March 31, 2015. The growth in net interest income was due to organic loan growth as well as loans acquired in the Citizens acquisition, and ongoing efforts to manage cost of funds. The tax equivalent net interest margin remained steady and strong at 3.80% for the first quarters of both 2016 and 2015.

The loan loss provision was $99,000 for the quarter ending March 31, 2016, compared with no provision recorded for the same quarter last year. Although net charge-offs increased in the first quarter of 2016 compared with the first quarter of 2015 primarily due to the charge-off of one large loan, credit quality and trends remain strong and management believes the allowance for loan losses is adequate.

Total non-interest income for the first quarter of 2016 was $617,000, which was a $70,000, or 12.8%, increase from the same quarter, last year. The increase was due to additional service charges and fees relating to Citizens’ deposit accounts.

Non-interest expense was $4.1 million for the first quarter of 2016, versus $3.9 million for the same quarter, last year.

Balance Sheet Summary

As of March 31, 2016, total assets were $540.9 million compared with $549.4 million as of December 31, 2015 and $444.2 million as of March 31, 2015. The primary reason for the year-over-year growth in total assets, loans and deposits was the merger with Citizens. Total net loan decreased $7.7 million, or 1.9% (not annualized), to $397.7 million as of March 31, 2016, from $405.5 million as of December 31, 2015. The Company remains committed to maintaining appropriate credit disciplines in its underwriting standards, which continues to create a challenging loan growth environment when operating in highly competitive market areas.

Total deposits grew $7.2 million, or 1.6% (not annualized), during the first quarter of 2016, largely driven by new core account growth resulting from opportunities created by significant market disruption through multiple in-market competitor acquisitions. These acquisitions have resulted in significant customer dissatisfaction at acquired banks, and Riverview is well positioned to meet the needs of displaced customers. As a result, management remains highly optimistic in their ability to continue to grow and expand new core deposit relationships and growth throughout 2016. As of March 31, 2016, the loan-to-deposit ratio was 87%, which suggests that the Company is largely core funded.

Capital ratios continue to exceed regulatory standards for well-capitalized institutions. As of March 31, 2016, the total shareholder equity-to- total assets ratio was 8.0% and the tangible common equity-to-tangible assets ratio was 6.88%. Tangible book value per share was $11.47 as of March 31, 2016, compared with $11.24 as of December 31, 2015.

Asset Quality Summary

Total non-performing assets, including loans and other real estate owned, were $3.2 million as of March 31, 2016, compared with $4.1 million as of December 31, 2015. The ratio of non-

performing assets to total assets was 0.59% and non-performing loans were only 0.54% of total loans as of March 31, 2016. The net charge-off ratio (annualized) increased to 0.74% for the quarter ending March 31, 2016, from 0.07% for the year-earlier comparable quarter. The increase in the first quarter 2016 charge off ratio is the result of a single, inventory dependent, commercial relationship. First quarter 2016 charge off results are not reflective of a systemic problem, evidenced by credit quality metrics and trends identified above.

As of the March 31, 2016, the allowance for loan losses to total loans ratio was 0.93% compared with 1.07% as of December 31, 2015. The decrease in the allowance for loan loss ratio since December 31, 2015 was due to the sizeable commercial charge off during the quarter, described above. Despite this slight decline, management is confident that the March 31, 2016 allowance for loan losses to total loans is adequate given the same period decrease in nonperforming loans resulting in a quarter end allowance for loan losses to nonperforming loans equaling 173.04%, compared to 133.45% at December 31, 2015.

Other

Riverview Financial Corporation, headquartered in Harrisburg, PA, is the financial holding company for Riverview Bank and its operating divisions Halifax Bank, Marysville Bank, and Riverview Financial Wealth Management. Riverview operates 17 retail banking offices throughout Berks, Dauphin, Northumberland, Perry, Schuylkill, and Somerset Counties, Pennsylvania and a Wealth Management office in Schuylkill County. Review Financial Corporation’s shares are traded on OTCQX under the symbol: RIVE. The Company’s Investor Relations site can be found at http://riverviewbankpa.com/.

CONTACT:    For additional information or questions, please contact:

Kirk Fox, Chief Executive Officer

Brett Fulk, President

Riverview Financial Corporation

Telephone	(717)827-4042

Email	kfox@riverviewbankpa.com

bfulk@riverviewbankpa.com

Riverview Financial Corporation (the “Corporation”), may from time to time make written or oral “forward-looking statements,” including statements contained in the Corporation’s filings with the Securities and Exchange Commission including this press release and in its reports to stockholders and in other communications by the Corporation, which are made in good faith by the Corporation pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

These forward-looking statements include statements with respect to the Corporation’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Corporation’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Corporation’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Corporation conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the recent downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Corporation and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of users to substitute competitors’ products and services for the Corporation’s products and services; the success of the Corporation in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms.

The Corporation cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release, even if subsequently made available by the Corporation on its website or otherwise. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

RIVERVIEW FINANCIAL CORPORATION

FIRST QUARTER 2016 EARNINGS

Consolidated Selected Financial Information

(Dollars in thousands, except per share data)

	As of and for the periods ended
	March 31, 2016 (Unaudited)	December 31, 2015 (Audited)	March 31, 2015 (Unaudited)
Selected Balance Sheet Data:
Total assets	$540,915	$549,449	$444,222
Investment securities available for sale	73,317	75,850	47,378
Total loans, net of allowance	397,764	405,480	345,735
Goodwill	4,757	4,757	2,297
Intangible assets	1,425	1,501	1,306
Total deposits	455,504	448,342	372,895
Borrowings	36,400	51,925	29,000
Shareholders’ equity	42,978	42,303	38,303
Non-performing loans	2,148	3,271	2,432
Non-performing assets	3,191	4,156	3,553
Common shares outstanding	3,206,927	3,205,544	2,708,840
Book value per common share	$13.40	$13.20	$14.14
Tangible book value per common share	$11.47	$11.24	$12.81

	As of and for the three months ended March 31,
	2016	2015
Selected Operations Data - Unaudited:
Total interest income	$5,095	$4,222
Total interest expense	565	509

Net interest income before provision for loan losses	4530	3,713
Provision for loan losses	99	—

Net interest income after provision for loan losses	4,431	3,713
Total non-interest income	617	547
Total non-interest expense	4,121	3,858

Income before taxes	927	402
Income tax (benefit) expense	174	28

Net income (loss)	$753	$374

Per Share Data - Unaudited:
Net income per share (basic)	$0.23	$0.14
Net income per share (diluted)	$0.23	$0.14
Cash dividends per common share	13.78%	13.77%

	As of and for the three months ended March 31,		As of and for the period ended December 31, 2015
	2016	2015
Performance Ratios:
Return on average total assets	0.56%	0.34%	(0.17%)
Return on average total shareholders’ equity	7.13%	3.97%	(2.01%)
Net interest spread, tax equivalent	3.74%	3.72%	3.72%
Net interest margin, tax equivalent	3.80%	3.80%	3.80%
Efficiency ratio	80.07%	90.56%	102.49%
Non-interest income to average assets	0.46%	0.50%	0.47%
Non-interest expense to average assets	3.07%	3.55%	3.97%
Average loan to average deposit ratio	89.03%	93.27%	93.41%
Average interest earning assets to average interest bearing liabilities	114.9%	117.39%	118.02%
Asset Quality Ratios:
Non-performing loans to total loans	0.54%	0.70%	0.80%
Allowance for loan losses to:
Total loans	0.93%	1.07%	1.07%
Non-performing loans	173.04%	153.58%	133.45%
Net charge-offs to average loans (annualized)	0.74%	0.07%	0.26%
Non-performing assets to total assets	0.59%	0.80%	0.76%
Capital Ratios:
Stockholders’ equity to assets	7.95%	8.62%	7.70%
Other:
Number of bank subsidiaries	1	1	1
Number of banking facilities	17	17	17
Number of full-time equivalent employees	126	104	107